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
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                                  UNITED STATES                                        OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION                              ---------------------------
                              WASHINGTON, D.C. 20549                                   OMB Number:       3235-0101
                                                                                       Expires:       May 31, 2000
                                    FORM 144                                           Estimated average burden
                                                                                       hours per response......2.0
                                                                                       ---------------------------
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                                                                                       ---------------------------
                     NOTICE OF PROPOSED SALE OF SECURITIES                                SEC USE ONLY
                PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933                  ---------------------------
                                                                                       DOCUMENT SEQUENCE NO.
ATTENTION: TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY WITH EITHER          ---------------------------
           PLACING AN ORDER WITH A BROKER TO EXECUTE SALE OR EXECUTING A SALE          CUSIP NUMBER
           DIRECTLY WITH A MARKET MAKER.
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1(a) NAME OF ISSUER (Please type or print)  (b) IRS IDENT. NO.  (c) S.E.C. FILE NO.    WORK LOCATION

     TREX Company, Inc.                         54-1910453          001-14649          ---------------------------
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
1(d) ADDRESS OF ISSUER     STREET       CITY                 STATE     ZIP CODE        (e) TELEPHONE NO.
                                                                                       ---------------------------
     20 S. Cameron Street               Winchester           VA        22601           AREA CODE       NUMBER
                                                                                       540             678-4070
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
2(a) NAME OF PERSON FOR WHOSE    (b) IRS IDENT NO.  (c) RELATIONSHIP TO (d) ADDRESS STREET              CITY       STATE  ZIP CODE
     ACCOUNT THE SECURITIES                             ISSUER
     ARE TO BE SOLD

     Connecticut General Life        06-0303370         2.83%           c/o CIGNA Investments, Inc.
     Insurance Company                                  Shareholder     900 Cottage Grove Road,           Hartford,  CT      06152
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
     INSTRUCTION: THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER TO OBTAIN THE I.R.S. IDENTIFICATION NUMBER AND THE S.E.C.
                  FILE NUMBER.
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
3(a)           (b)                           SEC USE ONLY     (c)               (d)        (e)             (f)          (g)
                                             --------------
Title of the   Name and Address of each                       Number of Shares  Aggregate  Number of Shares  Approximate  Name of
 Class of      Broker Through Whom the       Broker-Dealer      or Other Units   Market     or Other Units  Date of Sale  Each
Securities     Securities are to be Offered  File Number          To Be Sold      Value      Outstanding    (See instr.   Exchange
To Be Sold     or Each Market Maker who is                    (See instr. 3(c)) (See instr.  (See instr.      3(f))      (See instr.
               Acquiring the Securities                                             3(d))        3(e))     (MO. DAY YR.)    3(g))
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Common Stock   Cantor Fitzgerald & Co.                             48,174        $2,408,700   14,127,822     07/10/2000    NYSE
$.01 par       One World Trade Center                                             (as of
value          New York, NY 10048                                                07/06/2000)
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

INSTRUCTIONS:
1. (a) Name of issuer                                3. (a) Title of the class of securities to be sold
   (b) Issuer's I.R.S. Identification Number            (b) Name and address of each broker through whom the
   (c) Issuer's S.E.C. file number, if any                  securities are intended to be sold
   (d) Issuer's address, including zip code             (c) Number of shares or other units to be sold (if debt
   (e) Issuer's telephone number, including area code       securities, give the aggregate face amount)
                                                        (d) Aggregate market value of the securities to be sold as
2. (a) Name of person for whose account the securities      of a specified date within 10 days prior to the filing
       are to be sold                                       of this notice
   (b) Such person's I.R.S. number, if such person      (e) Number of shares or other units of the class
       is an entity                                         outstanding, or if debt securities the face amount
   (c) Such person's relationship to the issuer             thereof outstanding, as shown by the most recent report
       (e.g., officer, director, 10% stockholder            or statement published by the issuer
       or member of immediate family of any of          (f) Approximate date on which the securities are to be sold
       the foregoing)                                   (g) Name of each securities exchange, if any, on which the
   (d) Such person's address, including zip code            securities are intended to be sold

                                                                                                                      SEC 1147(7-97)
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                                                   TABLE I -- SECURITIES TO BE SOLD
                 FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD
            AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE PURCHASE PRICE OR OTHER CONSIDERATION THEREOF:
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
                                                   Name of Person from Whom acquired        Amount of
Title of       Date you    Nature of Acquisition   (If gift, also give date donor acquired  Securities  Date of    Nature of Payment
the Class      Acquired    Transaction             give date donor acquired)                 Acquired   Payment
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Common stock,  04/07/1999  Reorganization of       Issuer                                    526,300    04/07/1999 Limited liability
$.01 par                   TREX Company, L.L.C.                                                                    Company interests
value                      and TREX Company,                                                                       of TREX Company,
                           Inc.                                                                                    L.L.C.
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INSTRUCTIONS:  1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the
                  arrangement and state when the note or other obligation was discharged in full or the last installment paid.

               2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities
                  referred to in paragraph (d)(3) of Rule 144, furnish full
                  information with respect thereto.
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                                             TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS
                FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST 3 MONTHS BY
                                           THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.
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
                                                                                            Amount of
Name and Address of Seller        Title of Securities Sold            Date of Sale         Securities Sold        Gross Proceeds
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Cantor Fitzgerald & Co.           Common Stock                        07/06/2000             41,529               $2,025,319.50
One World Trade Center            $.01 par
New York, NY 10048                value

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REMARKS:


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INSTRUCTIONS:                                                                   ATTENTION:
See the definition of "person" in paragraph (a) of Rule 144.                    THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH
Information is to be given not only as to the person for whose account the      THIS NOTICE THAT HE DOES NOT KNOW ANY MATERIAL
securities are to be sold but also as to all other persons included in that     ADVERSE INFORMATION IN REGARD TO THE CURRENT AND
definition. In addition, information shall be given as to sales by all persons  PROSPECTIVE OPERATIONS OF THE ISSUER OF THE
whose sales are required by paragraph (e) of Rule 144 to be aggregated with     SECURITIES TO BE SOLD WHICH HAS NOT BEEN PUBLICLY
sales for the account of the person filing this notice.                         DISCLOSED.


                                                                                CONNECTICUT GENERAL LIFE INSURANCE COMPANY
                                                                                    By:  CIGNA Investments, Inc.


          July 10, 2000                                                             By:  /s/ Stephen A. Osborn
      ___________________________________________________                               ____________________________________________
                    DATE OF NOTICE                                                                  (SIGNATURE)
                                                                                                Stephen A. Osborn
                                                                                                Managing Director
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THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD. AT LEAST ONE COPY OF THE NOTICE SHALL BE
                         MANUALLY SIGNED. ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.

____________________________________________________________________________________________________________________________________
      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
____________________________________________________________________________________________________________________________________

                                                                                                                      SEC 1147(7-97)
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